EXHIBIT 99.1

Paymeon announces appointment of Interim Chief Executive Officer

Date: August 22, 2018

Contact: Investor Relations: 844-422-7258

Paymeon, Inc. (the “Company”) today announced the appointment of David Anderson as Interim Chief Executive and Principal Financial Officer.  In conjunction with the appointment of Mr. Anderson, the Company accepted the resignation of Vincent L. Celentano as Chief Executive and Principal Financial Officer of the Company and its subsidiaries.

Mr. Anderson has more than 25 years’ experience in the construction and agricultural industries, having devoted significant specialization to the manufacture of specialized plastics and composite materials.

During his career, Mr. Anderson has served in positions related to all aspects of corporate development for various entities, including in sales, marketing and business development for two elite manufacturers that specialize in varying extrusion processes, Monahan Filaments (Formerly Specialized Filaments) and Fabpro Oriented Polymers, Inc.  Prior to working with Monahan, Mr. Anderson spent more than 16 years at Fabpro, where he led the growth of the company to $73 million in sales and oversaw it becoming the largest producer of synthetic fibers for reinforcement in North America.

Mr. Anderson also has extensive experience in plant operations and compliance and has developed and completed successful projects throughout North America.  As an industry consultant, Mr. Anderson has utilized his manufacturing and business experience to provide manufacturing companies with leadership for Turn-Arounds, Professional Training and Growth Programs.

Vincent L. Celentano, the Company’s exiting CEO, stated “we are excited to partner with someone of Mr. Anderson’s talent and experience to help us plan and execute our strategy and approach to what we believe is a very large opportunity.”

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans, strategies, opportunities and objectives regarding the business of the Company and its subsidiaries and the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on assumptions with respect to events that have not occurred, that may not occur or that may occur with different consequences and timing than those now anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors and are not guarantees of future performance or results, and such factors, risks and uncertainties could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include changes in general economic and business conditions, the inability to successfully develop and implement strategies and plans and develop and market products, changes in consumer and business consumption habits, the inability to fund operations, failure of third parties to perform as planned or agreed, development of alternative products, risks, uncertainties and other factors are discussed in documents filed from time to time by the Company with the Securities and Exchange Commission and other factors over which the Company and its subsidiaries have no control. Such forward-looking statements are made only as of the date of this release, and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any securities. For additional information and potential risk factors, readers should review the Company’s filings with the Securities and Exchange Commission, which can be found at www.sec.gov.